Exhibit 99.1

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Communications: Terri Vogt, 314.577.7750
Investor Relations: Dave Sauerhoff, 314. 577.9009
FOR IMMEDIATE RELEASE
ANHEUSER-BUSCH SAYS GRUPO MODELO ARBITRATION
LACKS MERIT
     ST. LOUIS (Oct. 16, 2008) – Anheuser-Busch Cos. Inc. (NYSE: BUD) said today that it believes there is no merit to the claims by Grupo Modelo, S.A.B. de C.V. (BMV: GMODELOC), Diblo S.A. de C.V. and the Grupo Modelo Series A shareholders in the notice of arbitration filed today against Anheuser-Busch Cos. Inc., Anheuser-Busch International Inc. and Anheuser-Busch International Holdings Inc.
     The notice of arbitration claims the transaction between Anheuser-Busch Cos. Inc. and InBev S.A./N.V. (Euronext: INB) violates provisions of the 1993 investment agreement between Anheuser-Busch International Holdings Inc., Modelo and other parties. It seeks pre-closing and post-closing remedies, including an order prohibiting Anheuser-Busch from exercising certain governance rights under the investment agreement, from impairing the right of first refusal of the Series A shareholders under the investment agreement and from any other alleged breach resulting from closing the transaction with InBev or otherwise, as well as monetary damages.
     After review of today’s arbitration notice, Anheuser-Busch International Holdings continues to believe these claims are entirely without merit and it will vigorously contest such claims. Anheuser-Busch expects the arbitration will have no impact on the completion of the transaction with InBev, which is expected to close by the end of 2008, subject to regulatory and shareholder approvals and other customary closing conditions.
This document contains forward-looking statements regarding the company’s expectations concerning its future operations, earnings and prospects. On the date the forward-looking statements are made, the statements represent the company’s expectations, but the company’s expectations concerning its future operations, earnings and prospects may change. The company’s expectations involve risks and uncertainties (both favorable and unfavorable) and are based on many assumptions that the company believes to be reasonable, but such assumptions may ultimately prove to be inaccurate or incomplete, in whole or in part. Accordingly, there can be no assurances that the company’s expectations and the forward-looking statements will be correct. Additional risk factors concerning the company can be found in the company’s most recent Form 10-K.